Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-3 of Nuwellis, Inc. of our report dated March 25, 2021, relating to the consolidated financial statements of Nuwellis, Inc. in the Annual Report on Form 10-K for the year ended December 31, 2020.

/s/ Baker Tilly US, LLP

Minneapolis, Minnesota
June 4, 2021